Exhibit 99.1

Xspand Products Lab, Inc. Reports First Quarter 2018 Financial Results and Recent Corporate Highlights

Doylestown, Pennsylvania – May 21, 2018 – Xspand Products Lab, Inc. (“Xspand”), a full-service product development company, today reported its financial results for the first quarter ended March 31, 2018.

Recent Company Highlights:

•	Successfully completed initial public offering on April 30, 2018, selling an aggregate of 1,307,120 shares of its common stock at a public offering price of US$5.00 per share, resulting in approximately $6.5 million in gross proceeds.

•	Xspand began trading on The Nasdaq Capital Market exchange on May 3, 2018 under the ticker symbol “XSPL”.

•	Xspand secured approximately $1.0 million in purchase orders from a variety of customers, including two newly developed items for major theme parks based in Tokyo and Shanghai, for the one week period ending May 18, 2018.

•	Xspand’s patented Goodie Gusher item, www.goodiegusher.com, has been purchased by and now available at Party City.

•	Xspand’s arts and crafts brand, Pirasta, has secured its first international retail customer, Carefour, the world’s second largest retailer.

•	The first crowdsourced micro brand opportunities are expected to roll out next month through partnership with Edison Nation.

Management Commentary

“We are beginning 2018 with a great deal of enthusiasm,” noted Chris Ferguson, CEO of Xspand. “At heart, we are an award-winning product development company, with over 50 years of success designing, manufacturing and selling creative products and services globally to customers, including Fortune 500 companies. We believe our recent strategic partnership Edison Nation will provide a growing base of opportunities and even greater value proposition as we work to crowdsource innovation and scale products quickly and more efficiently than ever before.

“The $6.5 million in gross proceeds from our successful IPO have significantly strengthened our balance sheet, enabling us to accelerate revenue growth, both organically and via acquisition. Our acquisition strategy entails the acquisition of eight or more micro brands annually. We intended to commence this activity in the third quarter of 2018.

“We are serving a large, growing and dynamic market. The e-commerce marketplace continues to evolve with the rise of platforms like Kickstarter, which de-risk product launches before significant capital has been committed, and we intend to take advantage of this evolution to bring our products to a larger audience than ever before with minimal capital investment.”

“The entire company is laser focused on executing upon our stated goals. Management believes it is strongly aligned with shareholders and poised to create significant shareholder value,” concluded Ferguson.

First Quarter 2018 Financial Results

Revenue in the first quarter of 2018 totaled $3.4 million, compared to $3.9 million in the first quarter of 2017. This decrease in revenue was primarily attributable to the Walt Disney Company’s theme park safety officers terminating sales of toy weapons at their locations.

Gross profit totaled $1.1 million in the first quarter of 2018, compared to $1.1 million in the first quarter of 2017. Gross profit margin as a percentage of revenue increased to 32.1% in the first quarter of 2018, compared to 27.6% in the first quarter of 2017. The increase in gross profit margin as a percentage of revenues was primarily due to a favorable product mix.

Operating expenses were $2.5 million in the first quarter of 2018, compared to $0.5 million in the first quarter of 2017. The increase was primarily attributable to the certain indirect costs incurred related to the IPO as well as increased salaries related to the hiring of Xspand employees and executives during first quarter of 2018.

There was an equity neutral charge for non-cash stock-based compensation expense of $1.7 million related to the transfer of approximatley 350,000 shares of the original 3,000,000 million shares issued for the acquisition of SRM and Ferguson Containers. This is not a new issuance of shares, but rather, a reallocation of the original 3,000,000 million shares to satisfy certain consulting agreements from 2013, which were satisfied by the principal stockholder of SRM transferring approximately 350,000 shares to the consultants.

Net loss totaled $1.6 million, or ($0.53) per basic and diluted share in in the first quarter of 2018, compared to net income of $0.5 million, or $0.18 per basic and diluted share, in the first quarter of 2017. The decrease in net income was primarily due to the aforementioned increase in operating expenses, of which, $1.7 million was related to non-cash stock compensation expense.

Adjusted EBITDA totaled $0.3 million in the first quarter of 2018, compared to $0.6 million in the first quarter of 2017. See below under the heading, “Use of Non-GAAP Financial Information” for a discussion of Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles ("GAAP").

Cash and cash equivalents at March 31, 2018 totaled $1.1 million, as compared to $0.6 million at December 31, 2017. Subsequent to the close of the quarter on March 31, 2018, the Company completed its initial public offering, raising approximately $6.5 in gross proceeds. The Company believes it currently has sufficient funds to meet its working capital, debt service and capital expenditure requirements for at least the next 12 months.

Further details about Xspand’s results in the first quarter of 2018 are available in its Quarterly Report on Form 10-Q, accessible in the investor relations section of the Company’s website at www.xspandproductslab.com and through the U.S. Securities and Exchange Commission’s website.

Use of Non-GAAP Financial Information

EBITDA and Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization and stock-based compensation) and (ii) expenses that are not reflective of Xspand’s core operating results over time (such as restructuring costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure Xspand’s financial performance, particularly with respect to changes in performance from period to period. Xspand’s management uses EBITDA and Adjusted EBITDA (a) as a measure of operating performance; (b) for planning and forecasting in future periods; and (c) in communications with Xspand’s Board of Directors concerning Xspand’s financial performance. Xspand’s presentation of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with U.S. GAAP. Instead, management believes EBITDA and Adjusted EBITDA should be used to supplement Xspand’s financial measures derived in accordance with U.S. GAAP to provide a more complete understanding of the trends affecting the business.

About Xspand Products Lab, Inc.

Xspand Products Lab, Inc. (NASDAQ: XSPL) is a vertically integrated and full-service product development and manufacturing company, including design, sales, fulfillment and shipping. Xspand's model is to provide a risk mitigated platform that connects innovators with companies to bring new products to market. For more information, please visit www.xspandproductslab.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing Xspand’s views as of any subsequent date. Examples of such statements include statements regarding the strength of Xspand’s operations and financial position for 2018, anticipated cash resources for continued operations, sales of Xspand’s products, enhancement of Xspand’s marketing efforts, the impact of Xspand’s portfolio development strategy, planned regulatory submissions and potential approvals, anticipated product launches, the potential benefits of Xspand’s products, Xspand’s efforts with respect to marketing in U.S. and international markets, and results of potential third-party collaborations. Such forward-looking statements are based on information available to Xspand as of the date of this release and involve a number of risks and uncertainties, some beyond Xspand’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for Xspand’s products, any difficulty in marketing Xspand’s products in global markets, competition in the market for consumer products, any inability to raise capital to fund operations and service Xspand’s debt. Additional information that could lead to material changes in Xspand’s performance is contained in its filings with the SEC. Xspand is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Investor Relations:

Greg Falesnik
Managing Director
MZ North America
Direct: 949-385-6449
XSPL@mzgroup.us

Xspand Products Lab, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$1,147,502	$557,268
Accounts receivable, net	1,878,748	1,430,236
Inventory	223,576	240,061
Prepaid expenses and other current assets	58,793	41,461
Due from related party	962,586	834,897
Total Current Assets	4,271,205	3,103,923
Deferred offering costs	205,560	-
Property and equipment, net	943,676	966,904
Total Assets	$5,420,441	$4,070,827

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$1,793,775	$1,135,039
Accrued expenses and other current liabilities	242,250	137,709
Notes payable - current	470,635	-
Current portion of notes payable - related parties	239,689	225,553
Total Current Liabilities	2,746,349	1,498,301
Notes payable - related parties, non-current	2,728,568	2,770,947
Deferred tax liability	34,209	34,209
Total Liabilities	$5,509,126	$4,303,457
Commitments and Contingencies (Note 7)

Stockholders' Deficit
Common stock, $0.001 par value, 250,000,000 shares authorized; 3,000,000
shares issued and outstanding as of March 31, 2018 and Decemer 31, 2017	$3,000	$3,000
Additional paid-in capital	1,721,250	-
Accumulated Deficit	(1,812,935)	(235,630)
Total Stockholders' Deficit	(88,685)	(232,630)
Total Liabilities and Stockholders' Deficit	$5,420,441	$4,070,827

The accompanying notes are an integral part of these condensed consolidated financial statements.

Xspand Products Lab, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2018	2017

Revenues, net	$3,431,330	$3,861,776
Cost of revenues	2,328,994	2,797,672
Gross Profit	1,102,336	1,064,104

Operating Expenses:
Selling, general and administrative	831,487	507,819
Selling, general and administrative - stock-based compensation expense	1,721,250	-
Total Operating Expenses	2,552,737	507,819
Operating (Loss) Income	(1,450,401)	556,285

Other (Expense) Income:
Rental income	25,704	25,704
Interest (expense) income	(87,535)	1,191
Total Other (Expense) Income	(61,831)	26,895
(Loss) Income Before Income Taxes	(1,512,232)	583,180
Income tax expense	65,073	43,739
Net (Loss) Income	$(1,577,305)	$539,441
Net (Loss) Income Per Share
- Basic and Diluted	$(0.53)	$0.18
Weighted Average Number of Common Shares Outstanding
- Basic and Diluted	3,000,000	3,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

	For the Three Months Ended
	March 31, 2018	March 31, 2017	%Change
Net (loss) income	$(1,577,305)	539,441	(392)%

Interest expense, net	87,535	(1,191)	(7450)%
Income tax expense	65,073	43,739	49%
Depreciation and amortization	39,631	51,467	(23)%
EBITDA	(1,385,066)	633,456	(319)%
Non-cash stock-based compensation	1,721,250	-	*
Adjusted EBITDA	$336,184	633,456	(47)%

* represents change from zero value.